Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife	The Ruth Group
D. Ashley Lee	Tram Bui / Emma Poalillo
Executive Vice President, Chief Financial Officer and Chief Operating Officer	646-536-7035 / 7024 tbui@theruthgroup.com /
Phone: 770-419-3355	epoalillo@theruthgroup.com

Marna Borgstrom Joins CryoLife Board of Directors

ATLANTA, GA…(June 19, 2018)…CryoLife, Inc. (NYSE: CRY), a leading cardiac and vascular surgery company focused on aortic disease, today announced the appointment of Marna Borgstrom to its Board of Directors effective immediately.

Pat Mackin, Chairman, President, and Chief Executive Officer, commented, “Marna has nearly 40 years of escalating senior leadership experience at Yale New Haven Health System, where she was an integral part of the system’s strategy and evolution into a multi-unit health system as the current CEO.   Marna is well-versed in driving profitability while operating on a budget and has deep experience in developing partnerships and recruiting and retaining executives and physician leaders.  Her extensive experience coupled with her knowledge and recognition within the healthcare industry will complement our Board and provide invaluable guidance as we continue our mission as a market leader.”

Ms. Borgstrom stated, “I  appreciate the opportunity to join the CryoLife Board of Directors, as I see the Company’s unwavering commitment to the advancement of patient standard of care and quality of life matched only by my own.  I look forward to working with the CryoLife team as they continue to drive the Company’s growth and industry awareness.”

Since 2005, Ms. Borgstrom has presided as President and Chief Executive Officer in addition to a board member of the Yale New Haven Health System, an integrated health care delivery system that operates in Connecticut, western Rhode Island and Westchester County (New York).  Additionally, Ms. Borgstrom currently serves on several nationally recognized boards including Vizient, Inc., a privately held, member-driven health care performance improvement company, the Coalition to Protect America’s Healthcare and the Healthcare Institute.  Ms. Borgstrom received her Bachelor of Arts from Stanford University and Masters in Public Health from Yale University.

About CryoLife

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair.  CryoLife markets and sells products in more than 90 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.